EXHIBIT 99


  FOR IMMEDIATE RELEASE                        Contact:  Mr. Charles R. Ofner
                                                               (713) 496-5000


  May 12,  1996,  Houston, Texas....Reading  & Bates  Corporation  (RB-NYSE)
  released the following with respect to its proposal to acquire  Transocean
  ASA:

  In response to inquiries that may reflect an incomplete understanding among investors and the press as to the rules applicable to acquisitions in Norway and the structure of its proposal to Transocean ASA, Reading & Bates issued a fact sheet to clarify the situation. The fact sheet explains key aspects of the proposal such as minimum acceptance criteria, cash vs stock, and pooling accounting. A complete text of the fact sheet is attached.

  TEXT OF FACT SHEET RELATED TO ITS PROPOSAL TO COMBINE WITH TRANSOCEAN RELEASED BY READING & BATES ON May 12, 1996

  Authority of Board in Norway: Transocean's Board has no authority to bind its shareholders to accept either of the competing proposals, nor can the board preclude Reading & Bates from proceeding with its proposal and presenting it directly to Transocean's shareholders. If the competing proposals are presented to shareholders, each shareholder will make its own individual decision.

  Minimum Acceptance Condition: The Reading & Bates proposal contemplates acceptance by 90% of Transocean's shares, whereas Transocean said that Sonat "indicated a willingness to accept a much lower acceptance rate." Reading & Bates believes that, as a result of applicable Norwegian legal requirements, any lower minimum may result in an overly leveraged combined company that would have insufficient financial flexibility to compete in a highly capital intensive and cyclical industry.

  Under Norwegian law, a purchaser of more than 45% of a publicly listed Norwegian company must make an offer to purchase the balance in cash. Therefore, a bidder that sets a two thirds minimum and that acquires two thirds of Transocean for stock would be required to tender for the remaining one third in cash. And if the bidder's two thirds offer contained a 20% cash component, the total cash requirement could be as high as 46.6% of the purchase price. Assuming a total transaction cost of $1.5 billion and Transocean debt of $250 million, the new company will have added $950 million in debt to its existing debt levels. We believe that this much potential debt is excessive in an industry characterized by cyclicality and high capital expenditure requirements. We fail to see how these potential debt levels would result in a "financially superior" company as suggested in a recent Sonat press release.

  Further,  in Norway, a  buyer of  a company must attain a threshold of 90%
  in order to have the right to purchase the interest of the remaining shareholders. If less than 90% is achieved, there is no effective ability to ensure the acquisition of 100% of the stock; and of course this means the acquiring holding company could be unable to effect the usual transfers of cash to and from the company, and, in fact would need to distribute cash pro rata to minority shareholders. Additionally, there would be serious potential conflicts of interest between the new company and Transocean's remaining shareholders because both compete in the same industry. Effectively, at less than 90% ownership one is left with two interlocking but separate companies. In summary, we feel that it is only prudent, from a corporate finance and governance point of view, as well as to keep leverage reasonable, to have a 90% minimum acceptance condition. Reading & Bates will, as is customary in Norway, reserve the right to reduce the minimum acceptance condition, but intends to decide whether this would be in the interest of shareholders on the basis of the circumstances at the time. We are confident that, in practice, our 90% minimum acceptance requirement will be satisfied.

  Cash vs stock: There has been considerable discussion regarding the fact that Reading & Bates' proposal is for 100% stock while Sonat's is 80% stock and 20% cash. In our view, an all stock transaction makes sense for five main reasons:
        ** The market  for    these  stocks  provides  ample  liquidity  for
           shareholders who desire to receive cash for their shareholdings;
        ** It ensures that leverage is not excessive in the combined entity;
        ** It passes on  to both sets of shareholders equally  the synergies of the transaction--cash acts as a "drag" on total value as the combined company's security increases in value;
        ** An 80%/20% transaction precludes pooling;
        ** An all  stock offer is  designed to  be entirely tax  free to the holders of most of Transocean's stock; any cash component would be taxable.
  Also please note that the requirement to make a cash offer to purchase the minority means a 100% all stock offer may in any event have 10% effective cash component.

  Pooling: Because pooling avoids very substantial charges to earnings as compared to purchase accounting, the combined company would have more net income per dollar of market value than under purchase accounting. While at present we agree that the offshore drilling sector is valued primarily on cash flow, we believe it likely that as the industry generates higher earnings, more consideration will be given to P/E's, and we do not feel it appropriate to unnecessarily disadvantage the new entity with large earnings dilution going forward. It is not possible to predict precisely how our sector's stocks will be valued in the future; we do know that significant earnings dilution has no ability to help the new entity-- it can only hurt it.

  There are two basic financial accounting methods for accounting for business combinations, pooling and purchase accounting. In the purchase method, the combination is viewed as one company acquiring another. The purchase price of the acquired company is allocated to the net assets obtained based on their fair value, with any excess purchase price over net assets acquired being recorded as goodwill which is to be charged against future earnings. In a pooling, the transaction is viewed as merger or pooling of the ownership interest into a single entity. Accordingly, pooling effectively merges the two balance sheets at previously recorded amounts.

  If the new company is required to use purchase accounting, it will incur very substantial dilution to earnings. One of the requirements for pooling is that at least 90% of the acquisition be for voting common stock. Reading & Bates' proposal is designed to permit the use of pooling accounting if all the other requirements for its use can be satisfied. Sonat's proposal requires it to use purchase accounting. And, our proposal is not strictly conditioned on the availability of pooling, but we see no benefit to shareholders from precluding its availability as the Sonat proposal does.

  Reading & Bates is a New York Stock Exchange listed company, engaging in offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services, and floating production systems to the upstream offshore oil and gas industry worldwide.

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